Exhibit (a)(1)-6


                              KALMIA INVESTORS, LLC
                               601 CARLSON PARKWAY
                                    SUITE 200
                           MINNETONKA, MINNESOTA 55305

              KALMIA ANNOUNCES COMMENCEMENT OF NEW TENDER OFFER FOR
          WESTIN HOTELS LIMITED PARTNERSHIP UNITS AND NOT TO TENDER TO
                                    STARWOOD

FOR IMMEDIATE RELEASE

Minnetonka, Minnesota, October 6, 2003. Kalmia Investors, LLC ("Kalmia") today announced that it has filed with the Securities and Exchange Commission a tender offer statement relating to its new tender offer for Units of Limited Partnership Interest in Westin Hotels Limited Partnership (the "Partnership") and its intention not to tender its Units into Starwood Hotels and Resorts Worldwide, Inc.'s tender offer, which Starwood has proposed to make through a wholly-owned subsidiary. Kalmia further stated that its new tender offer for the Units is at a purchase price of $550 per Unit less any distribution declared or paid on the Units on or after October 1, 2003, and that Kalmia would expect to bear the $50 per transfer fee charged by the Partnership.

Starwood has announced its intention to commence a tender offer for the Units at a purchase price of $600 per Unit. Starwood's proposed offer states that it "includes a non-waivable condition that at least a majority of the issued and outstanding Units be tendered and not withdrawn in the Offer." Kalmia stated that it does not believe that Starwood will meet this condition and will not be able to complete its offer.

Kalmia currently owns 17,392 Units, constituting approximately 12.8% of the outstanding Units.

THIS PRESS RELEASE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO PURCHASE OR THE SOLICITATION OF AN OFFER TO SELL ANY UNITS OR A RECOMMENDATION TO UNITHOLDERS WHETHER TO ACCEPT, REJECT OR TAKE ANY OTHER ACTION WITH RESPECT TO ANY OFFER, WHETHER PROPOSED OR ACTUAL. THE SOLICITATION AND OFFER TO BUY UNITS WILL BE MADE, IF AT ALL, PURSUANT TO AN OFFER TO PURCHASE AND RELATED MATERIALS THAT KALMIA WOULD FURNISH TO UNITHOLDERS AND FILE WITH THE SECURITIES AND EXCHANGE COMMISSION ("SEC"). IF THESE MATERIALS ARE FURNISHED TO UNITHOLDERS, UNITHOLDERS SHOULD READ THEM CAREFULLY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. IN SUCH EVENT, UNITHOLDERS WILL BE ABLE TO OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS FOR FREE FROM THE SEC'S WEBSITE AT WWW.SEC.GOV OR FROM KALMIA.

For further information, contact:

Kalmia Investors, LLC
Investor Relations
(800) 547-0854

Note as to Forward-Looking Statements:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The words "intends", "anticipates", "believes", "estimates", "expects", "plans", "proposed" and similar expressions are intended to identify these forward-looking statements, but are not the exclusive means of identifying them. Forward-looking statements are based on current intentions or beliefs and are not guarantees of future performance or actions and involve risks and uncertainties and other factors that may cause actual results or actions to differ materially from those anticipated at the time the forward-looking statements are made. Unitholders should not place undue reliance on these forward-looking statements, which reflect Kalmia's intentions, beliefs and expectations as of the date of this press release. Except as required by applicable law, Kalmia has no obligation to update any forward-looking statements publicly, whether as a result of new information, future events or otherwise.

21919.0001 #433270